Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 29, 2009, relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of GMO Taiwan Fund, GMO Short-Duration Collateral Fund and GMO Flexible Equities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, in the Prospectus of GMO Trust and under the heading “Investment Advisory and Other Services-Independent Registered Public Accounting Firm” in the Statement of Additional Information for GMO Trust, which constitute part of the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 28, 2009